Exhibit 10.11
August 30, 2006
David Butler
17370 Skyline Blvd
Woodside, CA 94062
Re: Separation Agreement and General Release of All Claims
Dear Dave:
     This Separation Agreement and General Release of All Claims (“Separation Agreement”), upon your signature, will constitute the agreement between you and Aruba Wireless Networks, Inc. (“Aruba”) on the terms of your separation from employment with Aruba.
     1. Your employment will terminate effective Friday, September 8, 2006 (the “Termination Date”). The Termination Date and the remaining provisions of this Separation Agreement are contingent on your continued fulfillment of your current job duties and compliance with Company policies through September 8, 2006.
     2. As of the Termination Date, you will have been paid your earned salary, accrued vacation pay, all other wages, and all other amounts Aruba owed to you through the Termination Date, including but not limited to any bonuses, commissions or other contingent compensation. Any outstanding expense reports must be submitted by the Termination Date and will be reviewed and reimbursed, if approved, consistent with Company policy.
     3. You have received or will receive by separate cover information regarding your rights to health insurance continuation and your retirement benefits. To the extent that you have such rights, nothing in this agreement will impair those rights.
     4. On May 19, 2003, the Company granted you an option (grant no. SO-00064) to purchase 526,815 shares of its Common Stock (the “First Option”). You exercised the First Option for all 526,815 shares. As of the Termination Date, you will be vested in 428,038 of the shares that you purchased by exercising the First Option. Although you are not otherwise legally entitled to it, in consideration of your acceptance of this Separation Agreement, you will become vested in the remaining 98,777 shares on the Effective Date (as defined in Section 15). You acknowledge that, by the original terms of the First Option, no additional shares would have vested. In all other respects, the Stock Option Agreement, dated May 19, 2003, between you and the Company will remain in full force and effect and you agree to remain bound by that Agreement.
     5. On October 6, 2005, the Company granted you an additional option (grant no. SO-00396) to purchase 60,000 shares of the Company’s Common Stock

David Butler
August 30, 2006

(the “Second Option”). As of the Termination Date, you will be vested in none of the shares subject to the Second Option. Although you are not otherwise legally entitled to it, in consideration of your acceptance of this Separation Agreement, you will become vested in 15,000 of the shares subject to the Second Option, effective as of the date immediately prior to the Termination Date. In addition, if you sign this Agreement, on the Effective Date the Company will extend the post-termination exercise period applicable to the Second Option so that it will expire with respect to the vested shares on January 31, 2007. For purposes of clarity, none of the shares subject to the Second Option shall be exercisable unless and until the Effective Date, at which time the Second Option will be exercisable with respect to the 15,000 vested shares at any time that occurs (a) after the Effective Date and (b) on or prior to January 31, 2007. The Second Option will expire with respect to the remaining unvested shares on the Termination Date. You acknowledge that, by the original terms of the Second Option, no shares would have vested. In addition, you acknowledge and agree that the extension of the post-termination exercise period constitutes a modification of the Second Option and that, accordingly, the Second Option will no longer be eligible for incentive stock option treatment as of the date of this Agreement. In all other respects, the Stock Option Agreement, dated October 6, 2005, between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement.
     6. Other than the First and Second Options and the option (grant no. SO-00104) to purchase 154,167 shares of the Company’s Common Stock granted to you on October 21, 2003 (the “Third Option”), you acknowledge and agree that you have no stock or stock option rights in the Company. As of the Termination Date, you will be vested in 109,202 of the shares subject to the Third Option. Although you are not otherwise legally entitled to it, in consideration of your acceptance of this Separation Agreement on the Effective Date the Company will extend the post-termination exercise period applicable to the Third Option so that it will expire with respect to the vested shares on January 31, 2007. The Third Option will expire with respect to the remaining unvested shares on the Termination Date. You acknowledge and agree that the extension of the post-termination exercise period constitutes a modification of the Third Option and that, accordingly, the Third Option will no longer be eligible for incentive stock option treatment as of the date of this Agreement. In all other respects, the Stock Option Agreement, dated October 21, 2003, between you and the Company will remain in full force and effect, and you agree to remain bound by that Agreement.
     7. You have returned or will immediately return to Aruba all Aruba documents and other company property, including but not limited to any information you have about Aruba’s practices, procedures, trade secrets, customer lists, product marketing, or other confidential information. You acknowledge that you have been the recipient of confidential and proprietary Aruba information, and that you shall not use or disclose such information except as may be permitted by Aruba in writing or by law. You hereby reaffirm your agreements and undertakings as set forth in the Proprietary Information and

David Butler
August 30, 2006

Invention Agreement you signed on May 19, 2003, which shall survive this Agreement. Nothing in this Agreement supersedes or renders the terms and conditions of the Proprietary Information and Invention Agreement void or unenforceable.
     8. You waive and release and promise never to assert any and all claims that you have or might have against Aruba and its predecessors, successors, subsidiaries, affiliates, related entities, and assigns, and all of its and their respective past, present and future partners, principals, officers, directors, shareholders, employees, attorneys, insurers, representatives and agents, whether acting as agents or in individual capacities (collectively “Releasees”), arising from or related to your employment with Aruba and/or the termination of your employment with Aruba.
     These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement and Income Security Act, the law of contract and tort, including any contract or offer letter between you and Aruba, any compensation plan or policy, and any claims for attorney’s fees and costs.
     You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under § 1542 of the Civil Code of California which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims you have or may have against the Releasees, whether known or unknown, suspected or unsuspected. Notwithstanding any of the foregoing, you do not waive any rights you may have to vested benefits under Aruba’s 401k Plan.
     9. You will not, unless required or otherwise permitted by law, disclose to others any information regarding the terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just

David Butler
August 30, 2006

as you must. You further agree not to aid, assist or encourage any person(s) asserting claims against Releasees, other than by providing truthful testimony as a result of a lawfully issued subpoena.
     10. You agree that during for a period of twelve (12) months immediately following the Termination Date you shall not, either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for yourself or for any other person or entity.
     11. You agree to cooperate with Aruba in litigation or administrative proceedings involving Aruba that relate to matters about which you may have knowledge arising from your employment, including but not limited to speaking with Aruba’s representatives about such litigation or administrative proceedings and the facts and circumstances upon which the litigation or administrative proceeding is based, without requiring Aruba to subpoena you. Nothing in this paragraph is intended to require or suggest that, if called to testify in relation to such litigation or administrative proceeding, you would testify other than truthfully.
     12. If you sue any Releasee for any reason relating to any subject matter released herein, you shall pay any sued Releasee all of Releasee’s reasonable attorney’s fees and costs incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom, regardless of the outcome. This paragraph is not intended to limit you from participating in an investigation conducted by the Equal Employment Opportunity Commission; provided, however, that you expressly waive and relinquish any rights you might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date that you signed this Separation Agreement.
     13. You agree that you will not disparage or encourage or induce others to disparage Aruba and the Releasees. Aruba agrees that its Officers and Directors will not disparage or encourage or induce others to disparage you. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements to any person or entity including, but not limited to, the press and/or media, employees, partners or principals of Aruba or any entity with whom Aruba has a business relationship that would adversely affect in any manner (a) the conduct of the business of Aruba or any of the Releasees (including, but not limited to, any business plans or prospects) or (b) the reputation of you, Aruba or any of the Releasees.
     14. You agree that no promise, inducement or other agreement not expressly contained in this Separation Agreement or referred to in this Separation

David Butler
August 30, 2006

Agreement, has been made conferring any benefit upon you, and that this Separation Agreement contains the entire agreement between you and Aruba with respect to its subject matter. Other than your Proprietary Information and Invention Agreement, all prior agreements, understandings, representations, oral agreements and writings are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this Agreement. You acknowledge and agree that the severance benefits described in this Agreement are in lieu of the severance benefits described in the offer letter, dated May 13, 2003, between you and the Company (the “Offer Letter”), and that by signing this Agreement, you are waiving your rights to the benefits described in the Offer Letter. This Separation Agreement is entered into and governed by the laws of the State of California.
     15. The following is required by the Older Workers Benefit Protection Act:
     You have up to twenty-one (21) days from the date of this Separation Agreement, or September 20, 2006, to accept the terms of this Separation Agreement, although you may accept it at any time within those twenty-one (21) days. You are advised to consult an attorney (at your own expense) about the Separation Agreement.
     To accept the Separation Agreement, please sign and date this Separation Agreement and return it to me. (An extra copy for your files is enclosed.) Once you sign and date this Separation Agreement, you will have seven (7) days from the date you sign this Separation Agreement in which to revoke your acceptance. To revoke, you must deliver a written statement of revocation, which should be delivered to me. If you do not revoke, the eighth day after the date you signed and dated this Separation Agreement will be the “Effective Date” of the Separation Agreement.
     Dave, I am pleased that we were able to part ways on these amicable terms. Aruba and I wish you every success in your future endeavors.

Sincerely,
/s/ Aaron Bean
Aaron Bean
VP, Human Resources

Enclosure

David Butler
August 30, 2006

     By signing this Separation Agreement, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice; that I understand the terms of the Separation Agreement; and that I voluntarily agree to them.
Date: Aug 30, 2006

/s/ David Butler
David Butler